Exhibit 99.1

CONTACT:
Investor Relations David Isserman 877-895-5647 IR@nutrapharma.com

NUTRA PHARMA ACQUIRES REMAINING INTEREST IN BIOPHARMACEUTICAL DRUG DISCOVERY COMPANY - RECEPTOPHARM, INC.

Boca Raton, FL. – April 14, 2008 - Nutra Pharma Corp. (OTCBB: NPHC), a biotechnology company that is developing drugs for HIV and Multiple Sclerosis, has announced that on April 10, 2008, it had acquired the remaining outstanding equity in its drug discovery holding, ReceptoPharm, Inc. (“Receptopharm”).

“We are extremely pleased to have ReceptoPharm join the Nutra Pharma family as our wholly-owned drug discovery subsidiary,” commented Rik J. Deitsch, Chairman and CEO of Nutra Pharma Corporation. “ReceptoPharm is developing drugs that have tremendous potential in the biopharmaceutical markets. ReceptoPharm has successfully completed initial preclinical trials and we hope to see continued success through Phase II human trials. We have and will continue to work closely with ReceptoPharm to help bring these drugs to market,” he concluded.

Prior to the acquisition, Nutra Pharma owned 38.1% of ReceptoPharm. The April 10, 2008 acquisition of the remaining interest in Receptopharm provided Nutra Pharma with 100% of the outstanding ReceptoPharm stock and complete ownership of the ReceptoPharm intellectual property. In return, ReceptoPharm shareholders received 30 million shares of Nutra Pharma's common stock.

“Joining the Nutra Pharma family provides us with the resources needed to complete our various clinical trials,” commented Paul Reid, CEO of ReceptoPharm. “We look forward to initiating several additional human trials in 2008 and 2009,” he added.

ReceptoPharm is currently studying RPI-MN as a treatment for HIV and RPI-78M as a treatment for Multiple Sclerosis (MS) and Adrenomyeloneuropathy (AMN). In December, ReceptoPharm successfully completed its six-month patient crossover in the Phase IIb/IIIa clinical trial for the treatment of AMN.

About Nutra Pharma Corp.
Nutra Pharma Corp. is a biopharmaceutical company specializing in the acquisition, licensing and commercialization of pharmaceutical products and technologies for the management of neurological disorders, cancer, autoimmune and infectious diseases. Nutra Pharma Corp. through its subsidiaries carries out basic drug discovery research and clinical development and also seeks strategic licensing partnerships to reduce the risks associated with the drug development process. The Company's subsidiary, ReceptoPharm, Inc., is developing these technologies for the production of drugs for HIV and Multiple Sclerosis ("MS"). The Company's subsidiary, Designer Diagnostics, is engaged in the research and development of diagnostic test kits designed to be used for the rapid identification of infectious diseases such as Tuberculosis (TB) and Mycobacterium avium-intracellulare (MAI). Nutra Pharma continues to identify and acquire intellectual property and companies in the biotechnology arena.

http://www.NutraPharma.com
http://www.ReceptoPharm.com

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Nutra Pharma's ("the Company") business plan. The Company's business is subject to various risks, which are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"). The acquisition of ReceptoPharm should not be construed as an indication in any way whatsoever of the value of the Company or its common stock. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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